AMENDED AND RESTATED

EMPLOYMENT AND NONCOMPETITION AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AND NONCOMPETITION AGREEMENT (the “Agreement”) is dated as of July 11, 2003 and amended and restated effective March 5, 2008 by and among Tempur-Pedic International Inc. (the “Company”), Tempur World, LLC, as successor to Tempur World, Inc. (“Tempur World”), and Dale Williams, an individual (“Employee”).

RECITALS

WHEREAS, Tempur World, Inc. and the Employee have entered into an Employment and Noncompetition Agreement dated July 11, 2003 (the “Original Agreement”).

WHEREAS, Tempur World desires to assign the Original Agreement to the Company, and the Company desires to assume the Original Agreement.

WHEREAS, the Company, Tempur World and Employee wish to amend and restate the Original Agreement by entering into this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Company and Employee;

Tempur World hereby assigns to the Company all Tempur World’s rights, obligations and interests as employer under the Original Agreement and the Company agrees to assume and to perform all of the terms, covenants and conditions required to be performed on the part of the Company under the Original Agreement effective immediately.  Employee consents to Tempur World’s assignment and the Company’s assumption of the Original Agreement.

The Company and the Employee agree to amend and restate the Original Agreement in its entirety to read as follows:

ARTICLE I

EMPLOYMENT

1.1 Term of Employment.  The Company employs Employee, and Employee accepts employment by the Company, for the period commencing on July 7, 2003, and ending on July 6, 2004, subject to earlier termination following the initial Employment Term, as hereinafter set forth in Article III (the “Employment Term”). Unless earlier terminated in accordance with Article III, following the expiration of the Employment Term, the Employment Term shall be automatically renewed for successive one-year periods (collectively, the “Renewal Terms”; individually, a “Renewal Term”) unless, at least 90 days prior to the expiration of the Employment Term or the then current Renewal Term, either party provides the other with a written notice of intention not to renew, in which case the Employee’s employment with the Company, and the Company’s obligations hereunder, shall terminate as of the end of the Employment Term or said Renewal Term, as applicable; provided, however, that Employee shall agree to continue his employment hereunder at the option of the Company for a period of six (6) months following written notice by either party of intention to terminate or not to renew (other than any such written notice given within ninety (90) days following a Change in Control). Except as otherwise expressly provided herein, the terms of this Agreement during any Renewal Term shall be the same as the terms in effect immediately prior to such renewal, subject to any such changes or modifications as mutually may be agreed between the parties as evidenced in a written instrument signed by both the Company and Employee.  As used herein, “Change in Control” shall mean a change in the ownership of the Company, such that more than 50% of the equity securities of the Company are acquired by any person or group (as such terms are defined for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) that does not own common stock of the Company on the date of this Agreement; provided, however, no Change in Control shall be deemed to occur if such Change in Control is effected pursuant to any internal reorganization of the Company (including, by way of example, establishment of a new holding company for the Company) that does not result in a change of more than 50% of the ultimate equity ownership of the Company.

1.2 Position and Duties. Employee shall be employed in the position of Executive Vice President, Chief Financial Officer and Secretary or such other executive positions as may be assigned from time to time by the Company’s Chief Executive Officer. In such capacity, Employee shall be subject to the authority of, and shall report to, the Company’s Chief Executive Officer. Employee’s duties and responsibilities shall be as generally described in the letter agreement dated July 7, 2003, incorporated herein by this reference (the “Letter Agreement”), and shall include all those customarily attendant to such position and such other duties and responsibilities as may be assigned from time to time by the Chief Executive Officer. Employee shall devote Employee’s entire business time, loyalty, attention and energies exclusively to the business interests of the Company while employed by the Company, and shall perform his duties and responsibilities diligently and to the best of his ability.

ARTICLE II

COMPENSATION AND OTHER BENEFITS

2.1 Base Salary. The Company shall pay Employee an initial annual salary of $225,000.00 (“Base Salary”), payable in accordance with the normal payroll practices of the Company. The Employee’s Base Salary will be reviewed and be subject to adjustment by the Board of Directors on or about January 1 of each year beginning with January 1, 2004.

2.2 Performance Bonus. Employee will be eligible to earn an annual performance-based bonus based on a formula approved by the Company’s Board of Directors or Compensation Committee for each full or pro-rata portion of the fiscal year during which Employee is employed by the Company (a “Bonus Year”), the terms and conditions of which as well as Employee’s entitlement thereto shall be determined annually in the sole discretion of the Company’s Board of Directors or its Compensation Committee (the “Performance Bonus”). The amount of the Performance Bonus will vary based on the achievement of performance criteria in the formula established by the Company’s Board of Directors, but the formula will be set to target a Performance Bonus equal to not less than 50% of Base Salary as of January 1st of the Bonus Year if the performance criteria in the formula are met. The Company’s Annual Performance Bonus Program is generally described in the Letter Agreement, subject to periodic adjustment by the Board of Directors.

2.3 Benefit Plans. Employee will be eligible to participate in the Company’s retirement plans that are qualified under Section 401 (a) of the Internal Revenue Code of 1986, as amended, and in the Company’s welfare benefit plans that are generally applicable to all executive employees of the Company (the “Plans”), in accordance with the terms and conditions thereof.

2.4 Expenses. The Company shall reimburse Employee for all authorized and approved expenses incurred in the course of the performance of Employee’s duties and responsibilities pursuant to this Agreement and consistent with the Company’s policies with respect to travel, entertainment and miscellaneous expenses, and the requirements with respect to the reporting of such expenses.

2.5 Automobile Allowance. The Company shall pay to Employee an automobile allowance of $600.00 per month.

2.6 Vacation. Employee shall be entitled to 15 vacation days in any calendar year to be taken in accordance with the Company’s general vacation policies for similarly situated executive employees.

2.7 Grant of Stock Options. Employee shall be granted options to purchase 1,000 shares of the Class B-1 Voting Common Stock of TWI Holdings, Inc. for a purchase price per share equal to the fair market value per share of Class B-1 Voting Common Stock of TWI Holdings, Inc. on the date hereof (as determined by the Board of Directors of TWI Holdings, Inc., currently estimated to be $1,250 per share), pursuant to a Stock Option Agreement between TWI Holdings, Inc. and Employee. On the first anniversary of the date hereof, 25% of the options shall become vested, and quarterly hereafter, 6.25% of the options shall become vested, such that all of the options shall be vested on and after the fourth anniversary of the date hereof. Such options, and any shares issued upon exercise of such options, shall be subject to certain termination and repurchase rights of TWI Holdings, Inc. upon termination of employment of Employee, and shall be subject to restrictions on transfer as set forth in the Stock Option Agreement, the Stock Repurchase Agreement attached thereto as an exhibit and the Stockholder Agreement among TWI Holdings, Inc. and its stockholders. Future options may be granted as determined by the Board of Directors of the Company.

2.8 Additional Benefits. The Company shall provide Employee with a Relocation Package and Major Company Paid Benefits as described in the Letter Agreement.

ARTICLE III

TERMINATION

3.1 Right to Terminate; Automatic Termination

(a) Termination by Company Without Cause. Subject to Section 3.2, the Company may terminate Employee’s employment and all of the Company’s obligations under this Agreement at any time and for any reason.

(b) Termination by Employee for Good Reason. Subject to Section 3.2, Employee may terminate his employment obligation hereunder (but not his obligation under Article IV hereof) for “Good Reason” (as hereinafter defined) if Employee gives written notice thereof to the Company within thirty (30) days of the event he deems to constitute Good Reason (which notice shall specify the grounds upon which such notice is given) and the Company fails, within 30 days of receipt of such notice, to cure or rectify the grounds for such Good Reason termination set forth in such notice.

“Good Reason” shall mean any of the following: (i) relocation of Employee’s principal workplace over 60 miles from the Company’s existing workplaces without the consent of Employee (which consent shall not be unreasonably withheld, delayed or conditioned), or (ii) the Company’s material breach of the Agreement which is not cured within 30 days after receipt by the Company from Employee of written notice of such breach.

(c) Termination by Company For Cause. Subject to Section 3.2, the Company may terminate Employee’s employment and all of the Company’s obligations under this Agreement at any time “For Cause” (as defined below)  by giving notice to Employee stating the basis for such termination, effective immediately upon giving such notice or at such other time thereafter as the Company may designate. “For Cause” shall mean any of the following: (i) Employee’s willful and continued failure to substantially perform the reasonably assigned duties with the Company which are consistent with Employee’s position and job description referred to in this Agreement, other than any such failure resulting from incapacity due to physical or mental illness, after a written notice is delivered to Employee by the Board of Directors of the Company which specifically identifies the manner in which Employee has not substantially performed the assigned duties, (ii) Employee’s willful engagement in illegal conduct which is materially and demonstrably injurious to the Company, (iii) Employee’s conviction by a court of competent jurisdiction of, or his pleading guilty or nolo contendere to, any felony, or (iv) Employee’s commission of an act of fraud, embezzlement, or misappropriation against the Company, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to the Company’s business. For purposes of this paragraph, no act, or failure to act, on Employee’s part shall be considered “willful” unless done, or omitted to be done, in knowing bad faith and without reasonable belief that the action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, expressly authorized by a resolution duly adopted by the Board of Directors or based upon the written advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated For Cause unless and until there shall have been delivered to Employee a copy of a resolution, duly adopted by the Board of Directors at a meeting of the Board called and held for such purpose (after reasonable notice to Employee and an opportunity for Employee, together with Employee’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board of Directors Employee committed the conduct set forth above in (i), (ii), (iii) or (iv) of this Section and specifying the particulars thereof in detail.

(d) Termination Upon Death or Disability. Subject to Section 3.2, Employee’s employment and the Company’s obligations under this Agreement shall terminate: (1) automatically, effective immediately and without any notice being necessary, upon Employee’s death; and (ii) in the event of the disability of Employee, by the Company giving notice of termination to Employee. For purposes of this Agreement, “disability” means the inability of Employee, due to a physical or mental impairment, for 90 days (whether or not consecutive) during any period of 360 days, to perform, with reasonable accommodation, the essential functions of the work contemplated by this Agreement. In the event of any dispute as to whether Employee is disabled, the matter shall be determined by the Company’s Board of Directors in consultation with a physician selected by the Company’s health or disability insurer or another physician mutually satisfactory to the Company and the Employee. The Employee shall cooperate with the efforts to make such determination or be subject to immediate discharge. Any such determination shall be conclusive and binding on the parties. Any determination of disability under this Section 3.1 is not intended to alter any benefits any party may be entitled to receive under any long-term disability insurance policy carried by either the Company or Employee with respect to Employee, which benefits shall be governed solely by the terms of any such insurance policy. Nothing in this subsection shall be construed as limiting or altering any of Employee’s rights under State workers compensation laws or State or Federal Family and Medical Leave laws.

3.2 Rights Upon Termination.

(a)           Section 3.1(a) and 3.1(b) Termination. If Employee’s employment terminates pursuant to Section 3.1(a) or 3.1(b) hereof, Employee shall have no further rights against the Company hereunder, except for the right to receive, following execution of a release and waiver in form satisfactory to the Company, (i) any unpaid Base Salary, the value of any accrued but unused vacation, a pro-rata portion (based on the number of days of the Bonus Year prior to the effective date of termination) of any Performance Bonus that would be payable with respect to the Bonus Year in which the termination occurs any stock options to which the Employee is entitled under the Stock Option Agreement, and any and all rights Employee may have pursuant to any stock option agreement between the Employee and the Company, (ii) payment of Base Salary for a period of twelve (12) months (the “Severance Period”), payable in accordance with the normal payroll practices of the Company, (iii) reimbursement of expenses to which Employee is entitled under Section 2.4 hereof, and (iv) continuation of the welfare plans of the Company as detailed in Section 2.3 hereof for the duration of the Severance Period.

(b)           Section 3.1(c) and 3.1(d) Termination. If Employee’s employment is terminated pursuant to Sections 3.1(c) or 3.1(d) hereof, or if Employee quits employment (other than for Good Reason) notwithstanding the terms of this Agreement, Employee or Employee’s estate shall have no further rights against the Company hereunder, except for the right to receive, following execution of a release and waiver in form satisfactory to the Company, (i) any unpaid Base Salary, (ii) in the case of Section 3.1(d) hereof, the value of any accrued but unused vacation, a pro-rata portion (based on the number of days of the Bonus Year prior to the effective date of termination) of any Performance Bonus that would be payable with respect to the Bonus Year in which the termination occurs, and any stock options to which the Employee is entitled under the Stock Option Agreement, (iii) any and all rights Employee may have pursuant to any stock option agreements between the Employee and the Company and (iv) reimbursement of expenses to which Employee is entitled under Section 2.4 hereof.

ARTICLE IV

CONFIDENTIALITY; NONCOMPETITION; NONSOLICITATION

4.1 Covenants Regarding Confidential Information. Trade Secrets and Other Matters. Employee covenants and agrees as follows:

(a) Definitions. For purposes of this Agreement, the following terms are defined as follows:

(1) “Trade Secret” means all information possessed by or developed for the Company or any of its subsidiaries, including, without limitation, a compilation, program, device, method, system, technique or process, to which all of the following apply: (i) the information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (ii) the information is the subject of efforts to maintain its secrecy that are reasonable under the circumstances.

(2) “Confidential Information” means information, to the extent it is not a Trade Secret, which is possessed by or developed for the Company or any of its subsidiaries and which relates to the Company’s or any of its subsidiaries’ existing or potential business or technology, which information is generally not known to the public and which information the Company or any of its subsidiaries seeks to protect from disclosure to its existing or potential competitors or others, including, without limitation, for example: business plans, strategies, existing or proposed bids, costs, technical developments, existing or proposed research projects, financial or business projections, investments, marketing plans, negotiation strategies, training information and materials, information generated for client engagements and information stored or developed for use in or with computers. Confidential Information also includes information received by the Company or any of its subsidiaries from others which the Company or any of its subsidiaries has an obligation to treat as confidential.

(b) Nondisclosure of Confidential Information. Except as required in the conduct of the Company’s or any of its subsidiaries’ business or as expressly authorized in writing on behalf of the Company or any of its subsidiaries, Employee shall not use or disclose, directly or indirectly, any Confidential Information during the period of his employment with the Company. In addition, following the termination for any reason of Employee’s employment with the Company, Employee shall not use or disclose, directly or indirectly, any Confidential Information. This prohibition does not apply to Confidential Information after it has become generally known in the industry in which the Company conducts its business. This prohibition also does not prohibit Employee’s use of general skills and know how acquired during and prior to employment by the Company, as long as such use does not involve the use or disclosure of Confidential Information or Trade Secrets.

(c) Trade Secrets. During Employee’s employment by the Company, Employee shall do what is reasonably necessary to prevent unauthorized misappropriation or disclosure and threatened misappropriation or disclosure of the Company’s or any of its subsidiaries’ Trade Secrets and, after termination of employment, Employee shall not use or disclose the Company’s or any of its subsidiaries’ Trade Secrets as long as they remain, without misappropriation, Trade Secrets.

4.2 Noncompetition.

(a) During Employment. During Employee’s employment hereunder, Employee shall not engage, directly or indirectly, as an employee, officer, director, partner, manager, consultant, agent, owner (other than a minority shareholder or other equity interest of not more than 1% of a company whose equity interests are publicly traded on a nationally recognized stock exchange or over-the-counter) or in any other capacity, in any competition with the Company or any of its subsidiaries.

(b) Subsequent to Employment. For a two year period following the termination of Employee’s employment for any reason or without reason, Employee shall not in any capacity (whether in the capacity as an employee, officer, director, partner, manager, consultant, agent or owner (other than a minority shareholder or other equity interest of not more than 1% of a company whose equity interests are publicly traded on a nationally recognized stock exchange or over-the-counter), directly or indirectly advise, manage, render or perform services to or for any person or entity which is engaged in a business competitive to that of the Company or any of its subsidiaries within any geographical location wherein the Company or any of its subsidiaries produces, sells or markets its goods and services at the time of such termination or within a one-year period prior to such termination.

4.3 Nonsolicitation. For a two year period following the termination of Employee’s employment for any reason or without reason, Employee shall not solicit or induce any person who was an employee of the Company or any of its subsidiaries on the date of Employee’s termination or within three months prior to leaving his or her employment with the Company or any of its subsidiaries.

4.4 Return of Documents. Immediately upon termination of employment, Employee will return to the Company, and so certify in writing to the Company, all the Company’s or any of its subsidiaries’ papers, documents and things, including information stored for use in or with computers and software applicable to the Company’s and its subsidiaries’ business (and all copies thereof), which are in Employee’s possession or under Employee’s control, regardless whether such papers, documents or things contain Confidential Information or Trade Secrets.

4.5 No Conflicts. To the extent that they exist, Employee will not disclose to the Company or any of its subsidiaries any of Employee’s previous employer’s confidential information or trade secrets. Further, Employee represents and warrants that Employee has not previously assumed any obligations inconsistent with those of this Agreement and that employment by the Company does not conflict with any prior obligations to third parties.

4.6 Agreement on Fairness. Employee acknowledges that: (i) this Agreement has been specifically bargained between the parties and reviewed by Employee, (ii) Employee has had an opportunity to obtain legal counsel to review this Agreement, and (iii) the covenants made by and duties imposed upon Employee hereby are fair, reasonable and minimally necessary to protect the legitimate business interests of the Company, and such covenants and duties will not place an undue burden upon Employee’s livelihood in the event of termination of Employee’s employment by the Company and the strict enforcement of the covenants contained herein.

4.7 Equitable Relief and Remedies. Employee acknowledges that any breach of this Agreement will cause substantial and irreparable harm to the Company for which money damages would be an inadequate remedy. Accordingly, notwithstanding the provisions of Article V below, the Company shall in any such event be entitled to obtain injunctive and other forms of equitable relief to prevent such breach and the prevailing party shall be entitled to recover from the other, the prevailing party’s costs (including, without limitation, reasonable attorneys’ fees) incurred in connection with enforcing this Agreement, in addition to any other rights or remedies available at law, in equity, by statute or pursuant to Article V below.

ARTICLE V

AGREEMENT TO SUBMIT ALL EXISTING OR FUTURE DISPUTES TO BINDING ARBITRATION

The Company and Employee agree that any controversy or claim arising out of or related to this Agreement or Employee’s employment with or termination by the Company that is not resolved by the parties shall be settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Said arbitration shall be conducted in Lexington, Kentucky. The parties further agree that the arbitrator may resolve issues of contract interpretation as well as law and award damages, if any, to the extent provided by the Agreement or applicable law. The parties agree that the costs of the arbitrator’s services shall be borne by the Company. The parties further agree that the arbitrator’s decision will be final and binding and enforceable in any court of competent jurisdiction. In addition to the A.A.A.’s Arbitration Rules and unless otherwise agreed to by the parties the following rules shall apply:

(a) Each party shall be entitled to discovery exclusively by the following means: (i) requests for admission, (ii) requests for production of documents, (iii) up to 15 written interrogatories (with any subpart to be counted as a separate interrogatory), and (iv) depositions of no more than six individuals.

(b) Unless the arbitrator finds that delay is reasonably justified or as otherwise agreed to by the parties, all discovery shall be completed, and the arbitration hearing shall commence within five months after the appointment of the arbitrator.

(c) Unless the arbitrator finds that delay is reasonably justified, the hearing will be completed, and an award rendered within 30 days of commencement of the hearing.

The arbitrator’s authority shall include the ability to render equitable types of relief and, in such event, any aforesaid court may enter an order enjoining and/or compelling such actions or relief ordered or as found by the arbitrator.

The arbitrator also shall make a determination regarding which party’s legal position in any such controversy or claim is the more substantially correct (the “Prevailing Party”) and the arbitrator shall require the other party to pay the legal and other professional fees and costs incurred by the Prevailing Party in connection with such arbitration proceeding and any necessary court action.

Notwithstanding the foregoing provisions of this Article V, the parties expressly agree that a court of competent jurisdiction may enter a temporary restraining order or an order enjoining a breach of Article IV of this Agreement without submission of the underlying dispute to an arbitrator. Such remedy shall be cumulative and nonexclusive, and shall be in addition to any other remedy to which the parties may be entitled.

ARTICLE VI

GENERAL PROVISIONS

6.1 Notices. Any and all notices provided for in this Agreement shall be given in writing and shall be deemed given to a party at the earlier of (i) when actually delivered to such party, or (ii) when mailed to such party by registered or certified mail (return receipt requested) or sent to such party by courier, confirmed by receipt, and addressed to such party at the address designated below for such party as follows (or to such other address for such party as such party may have substituted by notice pursuant to this Section 6.1):

(a)           If to the Company:               Tempur World International Inc.
1713 Jaggie Fox Way
Lexington, KY 40511
Attention:  Chief Executive Officer

(b)           If to Employee:                     Mr. Dale Williams
                                c/o Tempur-Pedic International Inc.
1713 Jaggie Fox Way
Lexington, KY 40511

6.2 Entire Agreement. This Agreement supersedes in its entirety the Original Agreement and contains the entire understanding and the full and complete agreement of the parties.

6.3 Amendment. This Agreement may be altered, amended or modified only in a writing, signed by both of the parties hereto. Headings included in this Agreement are for convenience only and are not intended to limit or expand the rights of the parties hereto. References to Sections herein shall mean sections of the text of this Agreement, unless otherwise indicated.

6.4 Assignability. This Agreement and the rights and duties set forth herein may not be assigned by either of the parties without the express written consent of the other party. This Agreement shall be binding on and inure to the benefit of each party and such party’s respective heirs, legal representatives, successors and assigns.

6.5 Severability. If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the parties expressed therein.

6.6 Waiver of Breach. The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

6.7 Governing Law: Construction. This Agreement shall be governed by the internal laws of the State of Kentucky, without regard to any rules of construction concerning the party responsible for the drafting hereof.

6.8 Tax Compliance.  All payments due hereunder shall be made net of all federal, state or local taxes required by law to be withheld with respect to such payments and any other deductions required by law or authorized by Employee.  If any payment otherwise due hereunder would be, when otherwise due, subject to additional taxes and interest under Section 409A of the Internal Revenue Code of 1986, as amended, then such payment shall be deferred to the extent required to avoid such additional taxes and interest.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of this day and year written above.

TEMPUR WORLD, LLC

By:	/s/ H. Thomas Bryant
Name: H. Thomas Bryant
Title: President and CEO

TEMPUR-PEDIC INTERNATIONAL INC.

By:	/s/ H. Thomas Bryant
Name: H. Thomas Bryant
Title: President and CEO

EMPLOYEE

/s/ Dale E. Williams
Name: Dale E. Williams

ATTACHMENT TO DALE WILLIAMS AGREEMENT

“LETTER AGREEMENT”

July 3, 2003
Mr. Dale Wiliams

Dear Dale,

On behalf of the Board of Directors, Tom Bryant, and the Tempur World organization, I’m pleased to present you this offer to join the company as Senior Vice President and Chief Financial Officer. We feel very strongly that you will be a key addition to the company’s success as we grow.

The following is a confirmation of the employment specifics as we discussed.  Please let me know if you have any questions on any of these items.

Employment Agreement: Pending your acceptance of the terms below, the company will prepare an Employment and Non-Competition Agreement for your signature.  This document contains additional specifics concerning the terms and conditions of your employment.

Position: Senior Vice President and Chief Financial Officer, Tempur World

Reports To: This position reports directly to the Chief Executive Officer,

Tempur World

Start Date: July 7, 2003.

Compensation: Your base salary will be $225,000

Annual Performance Bonus Program: The company’s annual performance bonus is based on a quantitative and qualitative formula approved by the Company’s Board of Directors. Specifically, 25% Sales, 25% EBITDA and 50% Board discretion. The formula is set to target a bonus equal to 30% of your Base Salary as of January 1st of each year.

You are eligible to participate in the 2003 plan and your award level will be prorated to your length of employment with the company.

The Sales and EBITDA segments are based on the current prorated 2003 forecast.  Eighty percent of these targets would equal zero bonus and 100% would equal the target bonus of 30%. The bonuses are not capped i.e., if the actual sales and EBITDA are 110% of plan, then a bonus of 110% of target percentage would be achieved. For the discretionary element of the bonus, the Board will weigh other items such as net working capital, free cash flow and other intangibles.

Salary Reviews: Your Base Salary will be reviewed and be subject to adjustment by the Board of Directors on or about January 1 of each year beginning with January 1, 2004.

Equity Incentive: 1000 stock options per Tempur World Stock Option Plan (qualified) at a $1250 strike price (Fair Market Value to be confirmed by valuation consultant so as to create no income to you at issuance). Options vest 25% per year for four (4) years and are then exercisable over 10 years. The vesting schedule is 25% in the first 12 months and 6.25% per quarter thereafter. Future options may be granted as determined by the Board of Directors of Tempur World.

Auto Allowance: You’ll receive an automobile allowance of $600.00 per month.

Salary Continuation/Severance: Six months per the terms of your Employment Agreement.

Relocation: Your relocation package is designed to make the transition to Lexington as smooth as possible. It includes.

•	Reimbursement of up to 6% Real Estate Commission on the sale of your primary residence.

•	Usual and customary Closing Costs on the sale of your home.

•	Full packing and transportation of typical household goods (booked by the company).

•	Furnished temporary housing in Lexington for up to 90 days (booked by the company).

•	Incidental travel expenses.

•	One-time gross-up on the 2003 taxable portion of relocation reimbursements.

•	Home Commute: The company agrees to provide you bi-weekly RT travel to Minneapolis, per the company’s standard travel policy. All flights should be booked by TPI’s travel desk.

Major Company Paid Benefits:

•	Vacation - Fifteen (15) vacation days effective upon hire. Three Sick days are also part of the benefits package.

•
Company paid life insurance equal to three times your base salary, capped at $250k, ADD, short-term and long-term disability insurance.  You can also voluntarily buy additional Life Insurance and Long Term Disability coverage at attractive group rates.

•
Company paid Health Insurance for the employee (employees currently pay $39.77 per biweekly pay period for employee plus spouse coverage).  Additionally, you can enroll in our “Section 125”, or Cafeteria plan.  This allows you to deduct for certain benefits on a Pre-Tax basis i.e., using whole dollars.

•
401K Retirement Plan whereby the Company will match dollar for dollar up to 3% of your savings and $.50 for each dollar of your savings on the 4th and 5th %. There is a one year waiting period before participation begins. You will receive more information on the plan closer to your entry date.

•	Liberal Employee Purchase plan including a free Tempur-Pedic mattresses after 90 days employment and again on every employment anniversary.

•	Nine paid holidays.

Job Description:

Responsibilities:  The Chief Financial Officer will formulate and lead the firm’s overall financial plans and activities. This will include financial reporting and controls, treasury, tax, investor and lender relations, strategic planning, financial analysis, financial systems management, and budgeting. Specific responsibilities include:

•	Focus on growing the business, optimizing existing systems, and bringing the financial picture into sharp focus.

•	Provide the strategic and financial leadership to position the company for a liquidity event, most likely through an IPO.

•	Act as a business partner to the Chief Executive Officer and a significant contributor to the strategic management of the firm.

•
Work with the CEO in coordinating the company’s strategic planning process.  Ensure that efficient and accurate financial forecasting, planning and capital budgeting systems are in place. Direct the preparation of realistic operating budgets and management reports. Develop costing systems and coordinate critical and ongoing financial analysis activities of the company’s operations focusing on cost containment and asset maximization.

•	Present, analyze and interpret relevant financial data to the CEO, other line managers, and the Board of Directors. Develop financial performance measurements and make appropriate recommendations.

•	Develop and implement plans to optimize the corporation’s capital structure and the financial strategies to support growth and development.

•	Direct all treasury activities, including maintaining and expanding relationships with commercial and investment banks.

•	Provides financial leadership in mergers and acquisitions, joint ventures, and partnerships including due diligence, deal structuring, negotiations, integration, etc.

•	Manage tax planning and reporting activities and provides a liaison with regulatory authorities.

•	Maintain a system of internal controls and audit procedures including managing the company’s relationship with its outside audit firm.

•	Responsible for the development and management of the financial organization and professional staff.

Thank you again, Dale. I look forward to having you join the company.

To indicate your agreement with the essential terms of our offer I would appreciate your signing as indicated below and returning this page via fax to Hugh Murphy at: 859-514-5778.

Sincerely,

Bob Trussell, Chief Executive Officer

AGREED TO BY: ________________________ DATE: ________________________